UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 Amendment No. 1
                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             Robcor Properties, Inc.
                 (Name of small business issuer in our charter)


            Florida                           7011                 20-3215854

(State or other jurisdiction of   (Primary Standard Industrial      IRS I.D.
 incorporation or organization)    Classification Code Number)


3505 Castlegate Ct.
Lexington KY                                                          40502

         (Address of principal executive offices)                   (Zip Code)

   Registrant's telephone number:  859-268-6264



Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of each class of           Amount to be          Proposed maximum       Proposed maximum     Amount of
securities to be registered      registered            offering price per     aggregate offering   registration
                                                       unit (1)               price                fee
Common Stock offered by our      410,000               $.05                   $20,500              $2.00
Selling Stockholders (2)

------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) The selling shareholders will offer their shares at $.05 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS
                             ROBCOR PROPERTIES, INC.

Selling shareholders are offering up to 410,000 shares of common stock. The selling shareholders will offer their shares at $.05 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

THIS OFFERING IS HIGHLY SPECULATIVE AND THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________ , 2005.

                                TABLE OF CONTENTS

 Summary Information and Risk Factors.....................................................................................5
    Risk Factors..........................................................................................................8
    Because the loans used to fund a portion of the purchase price of the property are collateralized by our properties, if we fail to make payments on these debts when due, you could lose your entire investment............................8
    Insiders control our activities and may cause us to act in a manner that is most beneficial to such insiders and not to outside shareholders...............................................................................................8
    Our management decisions are made by our founder and CEO, Mr. Michael Heitz; if we lose his services, our revenues may be reduced............................................................................................................8
    The person responsible for managing our business, Mr. Michael Heitz, will devote less than full time to our business, which may reduce our revenues.........................................................................................8
    Because our common stock will be considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares...........9
    Because there is not now and may never be a public market for our common stock, investors may have difficulty in reselling their shares................................................................................................9
    We are authorized to issue preferred stock which, if issued, may reduce the price of the common stock................10
    Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all of which are not independent, to perform these functions..............................................10
    After December 31, 2005 we will not be obligated to file reports under the 1934 Act and as such, if we cease filing these reports, our securities will no longer be eligible for quotation on the OTC Bulletin Board, which could reduce the value and liquidity of your investment in our shares.............................................................10
Use of Proceeds..........................................................................................................11
Determination of Offering Price..........................................................................................11
Dilution.................................................................................................................11
Selling Shareholders.....................................................................................................11
Plan of Distribution.....................................................................................................13
Legal Proceedings........................................................................................................15
Directors, Executive Officers, Promoters, and Control Persons............................................................15
Security Ownership of Certain Beneficial Owners and Management...........................................................15
Description of Securities................................................................................................16
Interest of Named Experts................................................................................................17
Disclosure of Commission Position on Indemnification for Securities Liabilities..........................................17
Description of Business..................................................................................................18
Management's Discussion and Analysis of Financial Condition and Results of Operations....................................20
Description of Property..................................................................................................22
Certain Relationships and Related Transactions...........................................................................26
Market for Common Equity and Related Stockholder Matters.................................................................26
Executive Compensation...................................................................................................28
FINANCIAL STATEMENTS.....................................................................................................29
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.....................................42

                      SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Robcor Properties, Inc. is a Florida corporation formed on May 6, 2005 to acquire all the interests of Robcor, LLC, a Kentucky limited liability company through an exchange of our shares for member interests in Robcor, LLC. Robcor, LLC is now our wholly-owned subsidiary.


Business

Our corporate offices are located 3505 Castlegate Ct., Lexington KY 40502. Our telephone number is 859-268-6264.

We through Robcor, LLC are engaged in the ownership and leasing of industrial buildings. Through Robcor, LLC, we own two industrial pieces of property, the IMM Building, 261 - 289 Bluesky Parkway, Lexington, KY and Skilton Paving & Construction building at 293 - 301 Bluesky Parkway, Lexington KY.
The Offering
As of the date of this prospectus, we had 25,410,000 shares of common stock outstanding.

Selling shareholders are offering up to 410,000 shares of common stock. The selling shareholders will offer their shares at $.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses of registering the securities, estimated at approximately $75,000. We will not receive any proceeds of the sale of these securities.


To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

                                  BALANCE SHEET
          December 31, 2004
          audited


         ASSETS
Current assets
  Cash                                            $         38
                                                  ------------
         Total current assets                               38

Buildings, net of accumulated
  depreciation of $30,625                              494,375
                                                  ------------
         Total Assets                             $    494,413
                                                  ============
         LIABILITIES AND OWNERS' EQUITY

Current Liabilities
  Mortgage payable - short term portion           $     13,869
                                                  ------------
         Total Current Liabilities                      13,869

Long Term Liabilities
  Mortgage payable - long term portion                 375,000
                                                  ------------
         Total Liabilities                             388,869


                                  BALANCE SHEET
          March 31, 2005
                                   (unaudited)

         ASSETS
Current assets
  Cash                                            $         41
                                                  ------------
         Total current assets                               41

Buildings, net of accumulated
  depreciation of $36,400                              992,600
                                                  ------------
         Total Assets                             $    992,641
                                                  ============
         LIABILITIES AND OWNERS' EQUITY

Current Liabilities
  Mortgage payable - short term portion           $     26,766
  Accrued interest                                         739
                                                  ------------
         Total Current Liabilities                      27,505

Long Term Liabilities
  Deposit payable                                        4,500
  Mortgage payable - long term portion                 856,073
                                                  ------------
         Total Liabilities                             888,078
                                                  ------------

                       STATEMENTS OF REVENUES AND EXPENSES
                 Years Ended December 31, 2004 and 2003 audited


                                      2004           2003
                                  ------------   ------------

Rent revenue                      $     14,000   $         --
Rent revenue from related party         28,646         31,330
                                  ------------   ------------
Total revenue                           42,646         31,330
                                  ------------   ------------
General and administrative               5,718          9,473
Depreciation expense                    17,500         13,125
                                  ------------   ------------
Total expenses                          23,218         22,598
                                  ------------   ------------
         Net operating income                    19,428 8,732

Interest expense                        19,325         17,763
                                  ------------   ------------
Net income (loss)                 $        103   $     (9,031)
                                  ============   ============

                       STATEMENTS OF REVENUES AND EXPENSES
                   Three Months Ended March 31, 2005 and 2004
                                   (unaudited)


                                      2005            2004
                                  ------------    ------------

Rent revenue                      $     13,755    $         --
Rent revenue from related party             --           6,962
                                  ------------    ------------
Total revenue                           13,755           6,962
                                  ------------    ------------
General and administrative               4,263           2,276
Depreciation expense                     5,775           4,375
                                  ------------    ------------
Total expenses                          10,038           6,651
                                  ------------    ------------
         Net operating income            3,717             311

Interest expense                         6,208           5,212
                                  ------------    ------------
Net loss                          $     (2,491)   $     (4,901)
                                  ============    ============

                                  Risk Factors

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

Because the loans used to fund a portion of the purchase price of the property are collateralized by our properties, if we fail to make payments on these debts when due, you could lose your entire investment. The IMM property is currently subject to a mortgage with Community Trust Bank, Inc. in the original principal amount of $410,700. The mortgage note provides for monthly payments of principal and interest in the amount of $2,544, adjusted monthly based upon the prime rate as defined in the mortgage note, not to exceed 6.25% per annum. The Skilton Paving & Construction property is currently subject to a mortgage with Community Trust Bank, Inc. in the original principal amount of $499,000. The mortgage note provides for monthly payments of principal and interest in the amount of $3,432.56, adjusted monthly based upon the prime rate as defined in the mortgage note. If we fail to make payments on these debts when due, you could lose your entire investment.


We may not be able to sell our property when desired, which could reduce the price of our stock, if trading.

Real estate investments such as our industrial buildings generally cannot be sold quickly. We may not be able to sell our property when we desire in response to economic or other conditions. This could reduce the price of our common stock, if trading.


Insiders control our activities and may cause us to act in a manner that is most beneficial to such insiders and not to outside shareholders.


Our officer and director, Michael Heitz, controls approximately 98% of our common stock, and we do not have any non-employee directors. As a result, he effectively controls all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. Mr. Heitz also has the ability to block, by his ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.


Our management decisions are made by our founder and CEO, Mr. Michael Heitz; if we lose his services, our revenues may be reduced.

The success of our business is dependent upon the expertise of our CEO, Mr. Michael Heitz. Because Mr. Heitz is essential to our operations, you must rely on his management decisions. Our CEO, Mr. Michael Heitz will continue to control our business affairs after the filing. We have no employment agreement with and have not obtained any key man life insurance relating to Mr. Michael Heitz. If we lose his services, we may not be able to hire and retain another CEO with comparable experience. As a result, the loss of Mr. Michael Heitz's services could reduce our revenues.

The person responsible for managing our business, Mr. Michael Heitz, will devote less than full time to our business, which may reduce our revenues.

We currently have no employees other than Mr. Heitz. In his capacity as founder and CEO, Mr. Heitz currently devotes approximately 5% of his time to our business and anticipates that during the next 12 months he will continue to devote approximately 5% of his time to our business. Mr. Heitz may not be able to devote the time necessary to our business to assure successful implementation of our business plan.


Because our common stock will be considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.

If our common stock trades in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Because there is not now and may never be a public market for our common stock, investors may have difficulty in reselling their shares.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors' ability to resell their shares.

The offering price of $.05 per share has been arbitrarily set by our Board of Directors and accordingly does not indicate the actual value of our business.

The offering price of $.05 per share is not based upon earnings or operating history, does not reflect our actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value. No independent investment banking firm has been retained to assist in determining the offering price for the shares. Accordingly, the offering price should not be regarded as an indication of any future price of our stock.

Sales of our common stock under Rule 144 could reduce the price of our stock.

As of June 1, 2005, there are 410,000 shares of our common stock held by non-affiliates and 25,000,000 shares of our common stock held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. We are registering 410,000 of these shares in this registration statement. No Shares have been sold pursuant to Rule 144 of the Securities Act of 1933; and as of June 1, 2005, there are no shares held by affiliates eligible for resale under 144.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates," which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In addition to the shares available for resale under this registration statement, as a result of the provisions of Rule 144, all restricted securities could be available for sale in a public market, if developed, beginning May, 2006. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing prices for our securities.

We are authorized to issue preferred stock which, if issued, may reduce the price of the common stock.

Although no preferred stock are currently issued and outstanding, our directors are authorized by our Articles of Incorporation, as amended, to issue preferred stock in series without the consent of our shareholders. Our preferred stock, if and when issued, may rank senior to common stock with respect to payment of dividends and amounts received by shareholders upon liquidation, dissolution or winding up. The issuance of preferred stock in series and the preferences given the preferred stock must be made by a Resolution of Directors, but do not need the approval of our shareholders. The existence of rights, which are senior to common stock, may reduce the price of our common stock.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. All members of the board of directors are not independent directors. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.


After December 31, 2005 we will not be obligated to file reports under the 1934 Act and as such, if we cease filing these reports, our securities will no longer be eligible for quotation on the OTC Bulletin Board, which could reduce the value and liquidity of your investment in our shares.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission through December 31, 2005, assuming this registration statement is declared effective before that date. Thereafter, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act. We are not required under
Section 12(g) or otherwise to become a mandatory 1934 Act filer due to the fact we have less than 300 shareholders. If we subsequently decide to cease filing reports, our securities can no longer be quoted on the OTC Bulletin Board. This could reduce the value and liquidity of your investment in our shares.



Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are "forward-looking statements." These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend," "plan," and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE


Our management has determined the offering price for the selling shareholders' shares. The price of the shares we are offering was arbitrarily determined based upon the prior offering price in our private placement. We have no agreement, written or oral, with our selling shareholders about this price. Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

      o     our lack of operating history
      o     the proceeds to be raised by the offering
      o the amount of capital to be contributed by purchasers in this offering in proportion to the amount - of stock to be retained by our existing Stockholders
      o     our relative cash requirements
      o     the price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.



DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. These selling shareholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 or Regulation S under the Securities Act of 1933. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

Selling Shareholders Who Own Common Shares


                                                                   Principal
Drury, Brian                                               10,000  of entity
Hyson, Fredric                                             10,000
Riggleman, Terry                                           10,000
Moore, Glenn                                               10,000
Mossotti, Jennifer                                         10,000
Todd, Greg                                                 10,000
Aldy, Joseph                                               10,000
Farinas, Antony                                            10,000
Harrop, Janet E.                                           10,000
Haney, Daniel                                              10,000
McKinnon, Ian                                              10,000
Young, Ronald                                              10,000
Shane,Patrick                                              10,000
Brandell, Kim                                              10,000
Bosgraaf, John                                             10,000
Shane, Kerry                                               10,000
Harrop, Jennifer                                           10,000
Riggleman,Juanita                                          10,000
McKinnon, Rebecca                                          10,000
Wilcox, Victoria                                           10,000

                                                                   Golf Club, Inc. owns
                                                                   the shares of
                                                                   Sycamore, Principal
                                                                   of Golf Club, Inc.:
Sycamore Creek Golf Club, Inc.                             10,000  Gary Blake
Shriver, James                                             10,000
Koreski, Stephen                                           10,000
Woodburn, William                                          10,000
Bagley, Loren                                              10,000
Miller & Miller AC                                         10,000  Gordan Miller
Woodridge Plantation                                       10,000  Ted Newberry
Sixties Cafe, Inc.                                         10,000  Ronald Stewart
Bateman, James                                             10,000
Catanese, Tom                                              10,000
Flemington, Bonnie                                         10,000
Bargas, David                                              10,000
Robbins, Emily                                             10,000
Cohen, Sheldon                                             10,000
Lachance, Nicole
                                                           10,000
Greatrex, Greg                                             10,000
Mirman, Ilene                                              10,000
Zindman, Lisa                                              10,000
Coleman, Tommy                                             10,000
Nickel, Remi                                               10,000
McKinnon, Michelle                                         10,000


All shareholders own less than one percent of our issued and outstanding common stock and are registering all of their shares for resale under this registration statement. No selling shareholder is an affiliate of us.

Blue Sky

Thirty-five states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor's Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Florida, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Florida, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

Except for Kentucky, all our shareholders currently reside in these states or outside the U.S. We intend to make appropriate filings in Kentucky, or comply with all secondary trading exemptions in such states, to permit sales of the securities registered in this offering.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION


Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors' ability to resell their shares.


Selling shareholders are offering up to 410,000 shares of common stock. The selling shareholders will offer their shares at $.05 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders. We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.



The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.


In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they many not purchase any of our securities while they are selling shares under this registration statement.


Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.


Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.



OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2
- 8 weeks for the NASD to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders
- an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.



LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our director and executive officer is as follows:

----------------------------------- ---------- -------------------------------
     Name                              Age             Position
----------------------------------- ---------- -------------------------------
Michael E. Heitz                       54       CEO, President and director
----------------------------------- ---------- -------------------------------

Mr. Michael Heitz joined us at inception in May, 2005. He was a manager of our predecessor, Robcor LLC since December 2002. From October 2002 to September 2004, he was president of International Machine Movers, Inc., an industrial moving firm. From April 1996 to date, he has been a self-employed business consultant assisting in strategic business planning. He has a B.A. from West Virginia University in 1998.

Our bylaws provide that the board of directors shall consist of a minimum of one member until changed by amendment to the applicable section of the bylaws, adopted by the majority of the voting power of the corporation. There is currently only one director.

Mr. Heitz owns no other similar industrial properties. He has orally agreed that any industrial properties he locates for purchase will be purchased by us. We know of no reason this policy will be changes.

Legal Proceedings

No officer, director, promoter or significant employee has been involved in legal proceedings that would be material to an evaluation of our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address of the shareholders is 3505 Castlegate Ct., Lexington KY 40502.

------------------------------------- -------------------- -------------------
Shareholders                          # of Shares          Percentage
------------------------------------- -------------------- -------------------
Michael E. Heitz [1]                  25,000,000           98
------------------------------------- -------------------- -------------------
All directors and named executive     25,000,000           98
officers as a group 1 persons] [1]
------------------------------------- -------------------- -------------------

[1] The shares are owned by Mr. Heitz and his wife as joint tenants.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 25,410,000 shares of common stock outstanding as of June 1, 2005.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws is qualified in its entirety. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 1,000,000,000 shares of common stock with no par value per share. As of the date of this registration statement, there were 25,410,000 shares of common stock issued and outstanding held by 42 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock in series as fixed by the Directors without par value. As of the date of this registration statement, there are no preferred shares outstanding.

Preferred stock may be issued in series with preferences and designations as the Board of Directors may from time to time determine. The board may, without shareholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common shareholders and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

INTEREST OF NAMED EXPERTS

The December 31, 2004 and 2003 financial statements incorporated by reference to this prospectus have been audited by Malone & Bailey PC, which are independent certified public accountants, to the extent and for the periods set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Robcor Properties, Inc. is a Florida corporation formed on May 6, 2005 to acquire all the interests of Robcor, LLC, a Kentucky limited liability company. Robcor, LLC is now our wholly-owned subsidiary.


Under the exchange agreement, upon formation we issued 25,000,000 shares of our common stock to acquire all 100 member interests in Robcor, LLC.

Through Robcor, LLC, we own two pieces of property, the IMM Building, 261 - 289 Bluesky Parkway, Lexington, KY and Skilton Paving & Construction building at 293
- 301 Bluesky Parkway, Lexington KY.

Mr. Heitz is not currently actively looking for industrial or other investment properties, but he would consider any attractive real estate opportunity that he identified while engaged in his other business activities. His experience in real estate investment is as follows: Since 1978, he has purchased and sold 12 commercial properties.


The Area

The greater Lexington KY area has a population of approximately 260,000. Residential growth has been concentrated toward the southeastern portion of the city. Industrial growth has been concentrated toward the northwestern portion of the city.

The neighborhood boundaries in which our properties are located are generally described as industrial and commercial development in the Blue Sky development south of an 1-75 interchange located in the southeastern part of the city.

The neighborhood is comprised of a mixture of agricultural, residential, industrial, and commercial properties. The Blue Sky Industrial Park is the primary industrial sector of the neighborhood and has developed over the years beginning in the middle 1970's. Properties range in size from less than 5,000 square feet to over 25,000 square feet with a predominant building size of less than 10,000 square feet. The buildings range in age from new to over 25 years old and are predominantly owner occupied in nature. As a result of the extent of development within the park, there is a very limited supply of industrial land available for development.

Commercial properties are located along Athens-Boonesboro Road, or Highway 429, with heavy concentration along the intersection with Interstate 75. Property types include convenience stores, motels, and restaurants with recent new construction near I-75. There are also a few professional offices located along Athens Boonesboro Road in front of the industrial park.

Agricultural properties consist of small to large farms with a mixture of horse farms, livestock and crop producing properties. Farms bordering
Athens-Boonesboro Road are presently in transition from agricultural to commercial or residential uses.

Full utilities are available in the neighborhood including water, sanitary sewer, electricity, and natural gas. Sanitary Sewer service is self-contained in the Blue Sky Industrial Park. The topography of the area is level to gently rolling throughout this neighborhood area. The neighborhood is well served by adequate transportation routes including Interstate 75 and Athens-Boonesboro Road.

The IMM Building

This property is an office/warehouse containing 19,418 square feet of building area. According to the Fayette County Property Valuation Administration, the building was built in 1977. An addition was constructed in the 1990's. However, significant renovation occurred in 2003 with new ceilings in the office area, new lighting, updated bathrooms, new painting, and new heat and cooling for the warehouse area. Adjoining properties are other industrial properties.

The building is divided with office and shop space. There are two floors of offices containing 8,268 square feet. There are many private offices, restrooms, and conference rooms in the office area. There is 8,900 square feet of warehouse space. There is 2,250 square feet in the truck wash area. There is a 2,700 square foot mezzanine with some shop offices in this area.

According to the Fayette County public records, the property is currently owned by Robcor, LLC which purchased the property from BFI Waste Systems of North America, Inc. on March 28, 2003, for a stated consideration of $525,000. This transaction was an arm's-length transaction.


This property is currently leased to Industrial Machinery Services, LLC, a Kentucky limited liability company. The lease is for a term of 5 years, commencing September 1, 2004. The monthly rental is $3,500. There are no renewal provisions. The tenant has a right of first refusal to purchase the premises for a price of $800,000 if we intend to sell the property on or before September 2009.


This property is currently subject to a mortgage with Community Trust Bank, Inc. in the original principal amount of $410,700. The mortgage note provides for monthly payments of principal and interest in the amount of $2,544, adjusted monthly based upon the prime rate as defined in the mortgage note, not to exceed 6.25% per annum. The monthly payments are based upon a 20 year amortization period. All unpaid principal and interest is due January 28, 2009. The mortgage note is personally guaranteed by our president and director Mike Heitz and his wife Viola Heitz.

The Skilton Paving & Construction Building

This building is an office/warehouse containing 17,141 square feet of building area. According to the Fayette County Property Valuation Administration, the building was built in 1977. Additions were done in the late 1980's. Adjoining properties are other industrial properties.

The building is divided with office and shop space. The office is one to two floors. Of this, 5,858 square feet or 34% is office. There are many private offices, restrooms, and conference rooms in the office area. There are three 1/2-baths and a Jacuzzi tub. The remainder is warehouse space with most being 20 feet. It is clear span. There is 2,640 square feet of two-story space with 10' in each floor.

According to the Fayette County public records, the property is currently owned by Robcor, LLC which purchased the property from Skilton Paving & Construction Company, Inc. on March 9, 2005, for a stated consideration of $504,000. This transaction was an arm's-length transaction.

This property is currently leased to Skilton Construction, LLC, a Kentucky limited liability company and GKT Enterprises, LLC, a Kentucky limited liability company. The lease is for a term of 3 years commencing March 9, 2005. The monthly rent is based upon the prime lending rate as established by Community Trust Bank in Lexington KY on the twenty-fifth day of the preceding month. Commencing rent is based upon a rate of 5.25% at which the monthly rent is $4,500. For each one-quarter point increase in the rate, the rent increases $75 per month. For each one-quarter point decrease in the rate, the rent decreases $75 per month. However, the monthly rent shall never be less than $4,500 or more than $4,800. The tenant has a right of first refusal to purchase the premises upon the same terms and conditions as contained in a bonafide offer received by us. Tenant has 10 days from notice to exercise this right and closing must occur within 60 days of tenant's notice of intention to exercise this right.


This property is currently subject to a mortgage with Community Trust Bank, Inc. in the original principal amount of $499,000. The mortgage note provides for monthly payments of principal and interest in the amount of $3,432.56, adjusted monthly based upon the prime rate as defined in the mortgage note. There are no renewal provisions. The monthly payments are based upon a 20 year amortization period. All unpaid principal and interest is due March 9, 2008. The mortgage note is personally guaranteed by our president and director Mike Heitz and his wife Viola Heitz.


Employees


We have one employee, our CEO and President, Mr. Heitz. He currently devotes approximately 5% of his time to our business and anticipates that during the next 12 months he will continue to devote approximately 5% of his time to our business.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this report. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations, which involve uncertainties. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors.

Overview

Robcor Properties, Inc. through Robcor, LLC, owns two pieces of property, the IMM Building, 261 - 289 Bluesky Parkway, Lexington, KY and Skilton Paving & Construction building at 293 - 301 Bluesky Parkway, Lexington KY.

We derived all our revenues from these two properties. The tenants of our properties are required to pay all expenses. Thus, our income is derived from rents and our expenses are essentially related to debt payments.

Years Ended December 31, 2004 and 2003

                                      2004           2003
                                  ------------   ------------

Rent revenue                      $     14,000   $         --
Rent revenue from related party         28,646         31,330
                                  ------------   ------------
Total revenue                           42,646         31,330
                                  ------------   ------------

Our revenue increased due to the fact we owned property for a longer period in 2004.

General and administrative               5,718          9,473


This expense decreased due to expenses relate to closing the acquisition of the property in 2003 which did not recur in 2004.



Depreciation expense                    17,500         13,125
                                   -----------      ---------

This expense increased due to the fact we owned property for a longer period in 2004.

Accordingly, we had the following total expenses and net operating income:

Total expenses                         23,218          22,598
                                  -----------       ---------
         Net operating income          19,428           8,732

Our interest expense increased as follows due to the fact we owned property for a longer period in 2004.

Interest expense                       19,325          17,763
                                  -----------       ---------

Based upon the foregoing, we had a profit in fiscal year 2004 compared to a loss in fiscal year 2003, as follows:

Net income (loss)                 $       103       $  (9,031)
                                  ===========       =========

Three Months Ended March 31, 2005 and 2004


                                                    2005            2004
                                              -----------     ------------

Rent revenue                                  $    13,755     $          -
Rent revenue from related party                         -            6,962
                                              -----------     ------------
Total revenue                                      13,755            6,962

Our revenue increased due to the acquisition of an additional property.

                                              -----------     ------------
General and administrative                          4,263            2,276

This expense increased due to the acquisition of an additional property.


Depreciation expense                                5,775            4,375
                                              -----------     ------------

This expense increased due to the acquisition of an additional property.


Accordingly, we had the following total expenses and net operating income:

Total expenses                                     10,038            6,651
                                              -----------     ------------
         Net operating income                       3,717              311

Our interest expense increased as follows due to the acquisition of an additional property.


Interest expense                                    6,208            5,212

Based upon the foregoing, we had a reduced loss
in the three month period ended March 31, 2005
compared to the three month period ending
March 31, 2004.
                                              -----------     ------------
Net loss                                      $    (2,491)    $     (4,901)
                                              ===========     ============


We anticipate our primary expense, interest expense to rise if interest rates rise, to stay constant if interest rates stay constant and to fall if interest rates fall as interest rates are adjusted monthly based upon the prime rate as defined in the mortgage notes. Our monthly rental is fixed on the IMM Building but varies with interest rate variations on the Skilton Paving Building. Our operating expenses should remain constant.


Liquidity and Capital Resources

The IMM property is currently subject to a mortgage with Community Trust Bank, Inc. in the original principal amount of $410,700. The mortgage note provides for monthly payments of principal and interest in the amount of $2,544, adjusted monthly based upon the prime rate as defined in the mortgage note, not to exceed 6.25% per annum. The monthly payments are based upon a 20 year amortization period. All unpaid principal and interest is due January 28, 2009. The mortgage note is personally guaranteed by our president and director Mike Heitz and his wife Viola Heitz.

The Skilton Paving property is currently subject to a mortgage with Community Trust Bank, Inc. in the original principal amount of $499,000. The mortgage note provides for monthly payments of principal and interest in the amount of $3,432.56, adjusted monthly based upon the prime rate as defined in the mortgage note. The monthly payments are based upon a 20 year amortization period. All unpaid principal and interest is due March 9, 2008. The mortgage note is personally guaranteed by our president and director Mike Heitz and his wife Viola Heitz.


Our current monthly rental received on each property is sufficient to pay the debt service on each property plus our operating expenses. Accordingly, we do not anticipate any additional borrowing in connection with these two properties in the future.

DESCRIPTION OF PROPERTY

We own two pieces of property, the IMM Building, 261 - 289 Bluesky Parkway, Lexington, KY and Skilton Paving & Construction building at 293 - 301 Bluesky Parkway, Lexington KY.


These properties are described in detail in "Business."

Competitive Conditions

In the industrial park in which our properties are located, there are approximately 180 buildings, many of which are comparable to our properties charging comparable rent. As of the date of this prospectus, we believe only approximately two of these properties are not rented. However, in the case of an economic downturn in general, or in the Lexington KY area specifically, vacancy rates in competing properties could increase, which could make it more difficult for us to re-lease our current properties or to re-lease them at the current rental rate.


Insurance

Under the leases, tenants are responsible for all insurance on the properties. We do not carry separate insurance.

Policies

We do not intend further to renovate, improve, or develop our current properties.

Our policy with respect to investments in real estate or interests in real estate is as follows: Mr. Heitz owns no other similar industrial properties. He has orally agreed that any industrial properties he locates for purchase will be purchased by us. We know of no reason this policy will be changes.

Other than our ownership of Robcor, LLC, we do not intend to invest in real estate mortgages or in securities of or interests in persons primarily engaged in real estate activities.


Operating Data

      (a) Occupancy rate expressed as a percentage for each of the last five years: 100% each building.

      (b) Number of tenants occupying ten percent or more of the rentable square footage and principal nature of business of such tenant: 1 for each building.

      (c) Principal business, occupations and professions carried on in, or from the building: IMM moves heavy equipment and does fabrication work. Skilton does paving.

      (d) The principal provisions of the leases between the tenants referred to in (b) above including, but not limited to: rental per annum, expiration date, and renewal options: See "Business."

      (e) The average effective annual rental per square foot or unit for each of the last five years prior to the date of filing: The average effective annual rental per square foot is $2.33 per foot at 289 Blue Sky Parkway. The average effective annual rental per square foot is $3.84 for 301 Blue Sky Parkway.

      (f) Schedule of the lease expirations for each of the ten years starting with the year in which the registration statement is filed, stating
            (i) the number of tenants whose leases will expire, (ii) the total area in square feet covered by such leases, (iii) the annual rental represented by such leases, and (iv) the percentage of gross annual rental represented by such leases:

                  i. 289 Blue Sky Parkway is expiring on August 31, 2009 for the sole tenant. 301 Blue Sky Parkway is expiring on March 8, 2008 for the sole tenant.

                  ii. The total number of square feet for 289 Blue Sky is 18,000. The total number of square feet for 301 Blue Sky is 15,000.

                  iii. The annual rental for 289 Blue Sky is $42,000, and the annual rent for 301 is $54,000.


Each of the properties and components thereof upon which depreciation is taken, setting forth the (i) Federal tax basis, (ii) rate, (iii) method, and (iv) life claimed with respect to such property or component thereof for purposes of depreciation:


The following schedule presents unaudited estimated taxable operating results before dividends paid deduction for Industrial Building Properties for which Robcor had acquired as of March 31, 2005. The statement presents unaudited estimated taxable operating results for Industrial Building Properties as if the Properties (i) had been acquired the earlier of (a) the actual date acquired by Robcor or (b) January 1, 2004 and (ii) and been operational during the period January 1, 2004 through December 31, 2004. The schedule should be read in light of the accompanying footnotes.

These estimates do not purport to present actual or expected operations of Robcor for any period in the future. The estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith.

                                                                 Industrial
                                                                  Building
                                                                Portfolio One
                                                               Properties (1)
                                                               ----------------
Estimated Taxable Operating Results Before
Dividends Paid Deduction:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Rental Income                                                  $        96,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Expense Recoveries (3)                                                  15,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Property Operating Expenses                                             (5,000)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Real Estate Taxes                                                      (10,000)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Interest Expense (5), (6)                                              (43,000)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
General and Administrative Expenses                                    (10,000)
                                                               ----------------

--------------------------------------------------------------------------------
Estimated Cash Available from Operations                                43,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Depreciation and Amortization Expense (4)                              (25,000)
                                                               ----------------

--------------------------------------------------------------------------------
Estimated Taxable Operating Results Before                     $        18,000
Dividends Paid Deduction
                                                               ----------------



(1) The 289 Blue Sky and 301 Blue Sky Properties are hereinafter referred to as "Industrial Building Portfolio."

(2) The Industrial Buildings are leased on a "gross" basis for three to five years. The tenants are responsible for property taxes, government assessments and insurance. The two Industrial Buildings have a total of two tenants and the buildings are managed by Robcor.


(3) Recoveries from tenants for real estate taxes and other operating expenses are recognized as revenue in the period the applicable costs are incurred.


(4) The federal income tax basis of the depreciable portion of the Industrial Building Portfolio is $1,029,000 for buildings. Buildings are depreciated using the straight-line method over 39 years.

(5) In connection with the acquisition of the 289 Blue Sky Property, Robcor borrowed $410,700 from a commercial lender. The loan bears interest at a variable rate and requires principal and interest payments until maturity on January 28, 2009.


(6) In connection with the acquisition of the 301 Blue Sky Property, Robcor borrowed $499,000 from a commercial lender. The loan bears interest at a variable interest rate and requires principal and interest payments until maturity on March 9, 2008.



      (g) The realty tax rate, annual realty taxes and estimated taxes on any proposed improvements: This information is not relevant in that the realty tax is paid by the tenants based on the triple-net lease agreements on both properties. However, for the year 2004: IMM building is taxed based upon appraised value for tax purposes of $525,000.00 at the tax rate of .776 for $4074.00 a year and Skilton building is taxed based upon appraised value for tax purposes of $504,000.00 at the tax rate of .776 for $3911.04 a year. No improvements are proposed.

      All insurance is carried by the tenants. In the opinion of the management of the registrant the properties are adequately covered by insurance.

      Executive Offices


      Our executive offices are located in the home of our president and are provided to us at no cost.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Robcor Properties, Inc. is a Florida corporation formed on May 6, 2005 to acquire all the interests of Robcor, LLC, a Kentucky limited liability company through a May 2005 exchange of our shares for member interests in Robcor, LLC. Under the exchange agreement, we issued 25,000,000 shares of our common stock to acquire all 100 member interests in Robcor, LLC. The 100 member interests were owned equally by Michael Heitz and his wife. We valued these shares based upon the net equity after debt of properties owned by Robcor LLC at time of purchase. We valued these shares based upon the net equity after debt of properties owned by Robcor LLC at time of purchase. We also valued the shares based upon the time and effort Mr. Heitz had spent to locate and negotiate and close the acquisition of our properties. We also attributed significant additional value to the fact that Mr. Heitz personally guaranteed and thus has personally liability on all our substantial debt related to our properties. Accordingly, we valued the shares at $.001 per share or $25,000 aggregate which we believe is the fair market value of the factors used in valuation cited above.

We received revenue from a related party as follows: The IMM building was leased by us to International Machinery Movers, Inc., an affiliate of our president, for the period April 2003 to August 2004. The monthly rental rate was $3500 per month. We believe this rate is consistent with the fair market value for comparable properties at the time.


Mr. Heitz owns no other similar industrial properties. He has orally agreed that any industrial properties he locates for purchase will be purchased by us. We know of no reason this policy will be changed.


Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.


MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

      o Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

      o Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

      o Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

      o Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.


OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for the NASD to issue a trading symbol.

Sales of our common stock under Rule 144.


As of June 1, 2005, there are 410,000 shares of our common stock held by non-affiliates and 25,000,000 shares of our common stock held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. We are registering 410,000 of these shares in this registration statement. No Shares have been sold pursuant to Rule 144 of the Securities Act of 1933; and as of June 1, 2005, there are no shares held by affiliates eligible for resale under 144.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates," which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In addition to the shares available for resale under this registration statement, as a result of the provisions of Rule 144, all restricted securities could be available for sale in a public market, if developed, beginning May, 2005, The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing prices for our securities.

Holders

As of the date of this registration statement, we had approximately 42 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders


As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission through December 31, 2005, assuming this registration statement is declared effective before that date. Thereafter, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act. We are not required under
Section 12(g) or otherwise to become a mandatory 1934 Act filer due to the fact we have less than 300 shareholders. If we subsequently decide to cease filing reports, our securities can no longer be quoted on the OTC Bulletin Board. We will voluntarily send an annual report to shareholders containing audited financial statements.


Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.


EXECUTIVE COMPENSATION

Compensation Agreements

We do not have an employment contract with our chief executive officer. Our chief executive officer serves without pay and has waived payment for prior services rendered.

Board Compensation

Members of our Board of Directors do not receive compensation for their services as Directors.

                              FINANCIAL STATEMENTS


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
   Robcor, LLC
   Lexington, Kentucky

We have audited the accompanying balance sheet of Robcor, LLC as of December 31, 2004 and the related statements of revenues and expenses, owners' equity, and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of Robcor, LLC. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Robcor, LLC as of December 31, 2004, and the results of its revenues and expenses and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.


MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

April 26, 2005

                                   ROBCOR, LLC
                                  BALANCE SHEET
                                December 31, 2004


         ASSETS
Current assets
  Cash                                          $         38
                                                ------------
         Total current assets                             38

Buildings, net of accumulated
  depreciation of $30,625                            494,375
                                                ------------
         Total Assets                           $    494,413
                                                ============
         LIABILITIES AND OWNERS' EQUITY

Current Liabilities
  Mortgage payable - short term portion         $     13,869
                                                ------------
         Total Current Liabilities                    13,869

Long Term Liabilities
  Mortgage payable - long term portion               375,000
                                                ------------
         Total Liabilities                           388,869
                                                ------------
Owners' Equity
    Partners' capital                                114,472
    Accumulated deficit                               (8,928)
                                                ------------
         Total Owners' Equity                        105,544
                                                ------------
         TOTAL LIABILITIES AND OWNERS' EQUITY   $    494,413
                                                ============




                 See accompanying summary of accounting policies
                       and notes to financial statements.

                                   ROBCOR, LLC
                       STATEMENTS OF REVENUES AND EXPENSES
                     Years Ended December 31, 2004 and 2003


                                      2004           2003
                                  ------------   ------------

Rent revenue                      $     14,000   $         --
Rent revenue from related party         28,646         31,330
                                  ------------   ------------
Total revenue                           42,646         31,330
                                  ------------   ------------
General and administrative               5,718          9,473
Depreciation expense                    17,500         13,125
                                  ------------   ------------
Total expenses                          23,218         22,598
                                  ------------   ------------
         Net operating income           19,428          8,732

Interest expense                        19,325         17,763
                                  ------------   ------------
Net income (loss)                 $        103   $     (9,031)
                                  ============   ============



                 See accompanying summary of accounting policies
                       and notes to financial statements.

                                   ROBCOR, LLC
                           STATEMENT OF OWNERS' EQUITY
                     Years Ended December 31, 2003 and 2004




                                   Partners'                      Total
                                    Capital      Retained         Owners'
                                    Account       Deficit         Deficit
                                 ------------   ------------    ------------

Balances,
  December 31, 2002              $         --   $         --    $         --

Capital contribution by owners        114,472             --         114,472

Net loss                                   --         (9,031)         (9,031)
                                 ------------   ------------    ------------
Balances,
  December 31, 2003                   114,472         (9,031)        105,441

Net income                                 --            103             103
                                 ------------   ------------    ------------
Balances,
  December 31, 2004              $    114,472   $     (8,928)   $    105,544
                                 ============   ============    ============




                 See accompanying summary of accounting policies
                       and notes to financial statements.

                                   ROBCOR, LLC
                             STATEMENTS OF CASH FLOW
                     Years Ended December 31, 2004 and 2003


                                                        2004            2003
                                                    ------------    ------------
Cash Flows From Operating Activities
  Net income (loss)                                 $        103    $     (9,031)
  Adjustments to reconcile net income (loss)
    to net cash provided by operating activities:
    Depreciation                                          17,500          13,125
    Changes in:
         Accrued expenses                                 (1,945)          1,945
         Accounts receivable related party                 3,481          (3,481)
                                                    ------------    ------------
  Net Cash Provided By
         Operating Activities                             19,139           2,558
                                                    ------------    ------------
Cash Flows From Investing Activities
    Purchase of building                                      --        (525,000)
                                                    ------------    ------------
  Net Cash Used in Investing Activities                       --        (525,000)
                                                    ------------    ------------
Cash Flows From Financing Activities
  Proceeds from mortgage payable                         410,700         420,000
  Payments on mortgage payable                          (429,801)        (12,030)
  Contributed capital by owner                                --         114,472
                                                    ------------    ------------
  Net Cash Provided By
     (Used In) Financing Activities                      (19,101)        522,442
                                                    ------------    ------------
Net change in cash                                            38              --
Cash at beginning of year                                     --              --
                                                    ------------    ------------
Cash at end of year                                 $         38    $         --
                                                    ============    ============

Supplemental Information:
         Interest paid                              $     21,270    $     15,818
         Income taxes paid                                    --              --




                 See accompanying summary of accounting policies
                       and notes to financial statements.

                                   ROBCOR, LLC
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES



Nature of business. Robcor, LLC ("Robcor") was organized in Kentucky on December 18, 2002 as a limited liability company. Robcor's articles of organization do not specify a termination date. The members and unadmitted unitholders are immune from personal liability for the obligations of the LLC beyond their capital contributions.

Robcor owns and operates rental real estate in Lexington, Kentcuky.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of revenues and expenses. Actual results could differ from those estimates.

Cash and Cash Equivalents. For purposes of the statement of cash flows,considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2004, cash only consisted of monies held in checking accounts.

Revenue Recognition. recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

Rental income is derived from operating leases and recognized on the straight-line method of accounting required by GAAP under which contractual rent payment increases are recognized evenly over the lease term. The difference between recognized rental income and rental cash receipts is recorded as Deferred Rent Receivable on the balance sheet.

Rental revenue is affected if existing tenants terminate or amend their leases. Robcor tries to identify tenants who may be likely to declare bankruptcy, cease operations or otherwise terminate leases prior to the end of the lease term. By anticipating these events in advance, Robcor expects to take steps to minimize their impact on Robcor's reported results of operations through lease renegotiations and other appropriate measures. Reserves against Deferred Rent Receivable are estimated by management based on known financial conditions of tenants and management's estimate of net realizeability of such receivables based on existing or expected negotiations with tenants. Robcor's judgments and estimations about tenants' capacity to continue to meet their lease obligations will affect the rental revenue recognized. To date, there have been no actual reductions in revenue as a result of early terminations or the tenants' inability to pay.

Lease termination fees are recognized in other income when there is a signed termination letter agreement, all of the conditions of the agreement have been met, and the tenant is no longer occupying the property. These fees are paid by tenants who want to terminate their lease obligations before the end of the contractual term of the lease. There is no way of predicting or forecasting the timing or amounts of future lease termination fees. To date, there have been no lease terminations.

Allowance for Doubtful Accounts. Bad debt expense is recognized based on management's estimate of likely losses per year, based on past experience and an estimate of current year uncollectible amounts. Robcor considers the rent receivable to be fully collectible; accordingly, no allowance of doubtful accounts was required as of December 31, 2004. Real estate assets are stated at cost. Cost includes expenditures for improvements or replacements. Maintenance and repairs are charged to expense as incurred.

The purchase price allocation for property acquisitions is determined in accordance with the following principles under SFAS No. 141, "Business Combinations":

The fair value of the tangible assets of an acquired property, which includes land, building and building/tenant improvements, is determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated to land, building and tenant improvements based on management's determination of the relative fair values of these assets. Factors considered by management in performing these analyses include certain costs during the lease-up periods considering current market conditions and costs to execute similar leases. These costs include estimates of lost rental revenue, leasing commissions, and tenant improvements.

In allocating the fair value of the identified intangible assets of the acquired property, above-market in-place lease value is recorded based on the present value, using an interest rate which reflects the risks associated with the lease acquired, of the difference between (i) the contractual amounts to be paid pursuant to the in-place lease and (ii) management's estimate of fair market lease rate for the corresponding in-place lease, measured over a period equal to the remaining non-cancelable lease term. There was no capitalized above-market lease value included in real estate related intangible assets in the accompanying December 31, 2004 balance sheet. Capitalized above market lease value would be amortized as an offset to rental revenue from real estate over the remaining non-cancelable lease term. The value of in-place leases, exclusive of the value of above-market in-place lease, is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off in the period that the lease is terminated.

Property and equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which is thirty years for the building.

Impairment of Long-Lived Assets. reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Robcor assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

Income taxes. Federal and State income taxes are not payable by, or provided for, the limited liability company. Partners are taxed individually on their share of partnership earnings. Partnership net revenue is allocated equally to the partners.

Recently issued accounting pronouncements. Robcor does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Robcor's results of operations, financial position or cash flow.

NOTE 2 - MORTGAGE LOAN PAYABLE

The bank mortgage loan payables are collateralized by the building, and any building improvements, owned by Robcor, with the terms as follows:

                                                                                      2004           2003
                                                                                  ------------   ------------
Central Bank, FSB
         Borrowed on March 28, 2003, monthly payments of $3,481, consisting of interest, computed at 5.6% of the outstanding balance, and principal payments under a 15-year mortgage schedule; This loan was repaid
         in January 2004                                                          $         --   $    407,970

Community Trust Bank
         Borrowed on January 28,2004, monthly payments of $2,650, consisting of interest, computed at 4.74% of the outstanding balance; The mortgage loan matures on January 28, 2009 with a
         balloon payment of $330,008                                                   388,869             --

                                                                                  ------------   ------------
Total                                                                             $    388,869   $    407,970
                                                                                  ============   ============

Aggregate principal payments due at December 31, 2004 under all mortgages through maturity dates are:

                           2005                                $   13,869
                           2006                                    14,172
                           2007                                    15,046
                           2008                                    15,774
                           2009                                   330,008
                                                               ----------
                           Total                               $  388,869
                                                               ==========

NOTE 3 - INCOME TAXES

No provision for income taxes has been made, since all the members of Robcor are partners, and the taxable income or loss is recognized by the owners of Robcor.


NOTE 4- RELATED PARTY TRANSACTIONS

During 2004 and 2003, a company controlled by Robcor's members provided 67% and 100%, respectively, of total revenue.



NOTE 5 - FUTURE MINIMUM RENTS

As of December 31, 2004, Robcor owned one property that was leased to one tenant under a net operating lease with initial terms extending to the year 2009 for $3,500 per month. Future minimum rentals under non-cancelable operating leases, excluding tenant reimbursements of expenses are as follows:

         Year                 Minimum Rent
         ---------------------------------

         2005                    $ 42,000
         2006                      42,000
         2007                      42,000
         2008                      42,000
         2009                      28,000
         Thereafter                     0
                                 --------
         Total                   $196,000
                                 ========


NOTE 6 - SUBSEQUENT EVENT

During January 2005, Robcor borrowed $499,000 from Community Trust Bank to finance the purchase of a building. Monthly payments are $3,432 with a variable interest rate on the outstanding balance. The mortgage loan matures on March 9, 2008 with a balloon payment of the remaining principal balance. The mortgage is secured by the building, and any building improvements.




                                   ROBCOR, LLC
                                  BALANCE SHEET
                                 March 31, 2005
                                   (unaudited)

         ASSETS
Current assets
  Cash                                          $         41
                                                ------------
         Total current assets                             41

Buildings, net of accumulated
  depreciation of $36,400                            992,600
                                                ------------
         Total Assets                           $    992,641
                                                ============
         LIABILITIES AND OWNERS' EQUITY

Current Liabilities
  Mortgage payable - short term portion         $     26,766
  Accrued interest                                       739
                                                ------------
         Total Current Liabilities                    27,505

Long Term Liabilities
  Deposit payable                                      4,500
  Mortgage payable - long term portion               856,073
                                                ------------
         Total Liabilities                           888,078
                                                ------------
Owners' Equity
    Partners' capital                                115,983
    Accumulated deficit                              (11,420)
                                                ------------
         Total Owners' Equity                        104,563
                                                ------------
         TOTAL LIABILITIES AND OWNERS' EQUITY   $    992,641
                                                ============

                                   ROBCOR, LLC
                       STATEMENTS OF REVENUES AND EXPENSES
                   Three Months Ended March 31, 2005 and 2004
                                   (unaudited)


                                      2005            2004
                                  ------------    ------------

Rent revenue                      $     13,755    $         --
Rent revenue from related party             --           6,962
                                  ------------    ------------
Total revenue                           13,755           6,962
                                  ------------    ------------
General and administrative               4,263           2,276
Depreciation expense                     5,775           4,375
                                  ------------    ------------
Total expenses                          10,038           6,651
                                  ------------    ------------
         Net operating income            3,717             311

Interest expense                         6,208           5,212
                                  ------------    ------------
Net loss                          $     (2,491)   $     (4,901)
                                  ============    ============

                                   ROBCOR, LLC
                             STATEMENTS OF CASH FLOW
                   Three Months Ended March 31, 2005 and 2004
                                   (unaudited)


                                                         2005              2004
                                                    --------------    --------------
Cash Flows From Operating Activities
  Net loss                                          $       (2,491)   $       (4,901)
  Adjustments to reconcile net loss
    to net cash provided by operating activities:
    Depreciation                                             5,775             4,375
    Changes in:
         Accounts receivable related party                      --             3,481
         Accrued expenses                                      739              (345)
         Deposit payable                                     4,500                --
                                                    --------------    --------------
  Net Cash Provided By
         Operating Activities                                8,523             2,610
                                                    --------------    --------------
Cash Flows From Investing Activities
    Purchase of building                                  (504,000)               --
                                                    --------------    --------------
  Net Cash Used in Investing Activities                   (504,000)               --
                                                    --------------    --------------
  Cash Flows From Financing Activities
  Proceeds from mortgage payable                           499,000           410,700
  Payments on mortgage payable                              (5,031)         (413,310)
  Contributed capital by owner                               1,511                --
                                                    --------------    --------------
  Net Cash Provided By
     (Used In) Financing Activities                        495,480            (2,610)

                                                    --------------    --------------
Net change in cash                                               3                --
Cash at beginning of period                                     38                --
                                                    --------------    --------------
Cash at end of period                               $           41    $           --
                                                    ==============    ==============

Supplemental Information:
         Interest paid                              $        5,469    $        7,157
         Income taxes paid                                      --                --

                                   ROBCOR, LLC
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

The accompanying unaudited interim financial statements of Robcor, LLC ("Robcor"), have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Robcor's latest Annual Report filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year, 2004, as reported in Form SB-2, have been omitted.


NOTE 2 - BUILDING PURCHASE AND MORTGAGE PAYABLE

During January 2005, Robcor borrowed $499,000 from Community Trust Bank to finance the purchase of a building. Monthly payments are $3,432 with a variable interest rate on the outstanding balance. The mortgage loan matures on March 9, 2008 with a balloon payment of the remaining principal balance. The mortgage is secured by the building, and any building improvements.

Robcor entered into an operating lease with the seller of the building whereby the seller will lease the building for three years for $4,500 per month. The monthly lease amount will be adjusted on an as needed basis depending on changes in the base prime lending rate. Each one-quarter point increase or decrease will result in an additional $75 or reduction of $75. However, the monthly lease amount will never be less than $4,500 per month and never more than $4,800 per month. The entire purchase price was allocated to the building because the lease acquired was below market value. Future minimum rentals under this non-cancelable operating lease, excluding tenant reimbursements of expenses are as follows:


         Year                 Minimum Rent
         ---------------------------------

         2005                    $ 45,000
         2006                      54,000
         2007                      54,000
         2008                       9,000
         Thereafter                     0
                                 --------
         Total                   $162,000
                                 ========


NOTE 3 - SUBSEQUENT EVENT

On May 6, 2005, Robcor Properties, Inc. (`New Robcor') was incorporated in Florida. A share exchange occurred also on May 6 and all ownership and operations were transferred to New Robcor. New Robcor is authorized to issue 1,000,000,000 shares of no par value common stock and 20,000,000 shares of no par value preferred stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PRELIMINARY PROSPECTUS
ROBCOR PROPERTIES, INC.
Dated _____________, 2005

Selling shareholders are offering up to 410,000 shares of common stock. The selling shareholders will offer their shares at $.05 per share until our shares are quoted on the OTC Bulletin Board or Pick Sheet Exchange and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Florida Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

---------------------------------------- --------------
ITEM                                     AMOUNT
---------------------------------------- --------------
SEC Registration Fee*                    2
---------------------------------------- --------------
Legal Fees and Expenses                  25,000
---------------------------------------- --------------
Accounting Fees and Expenses*            25,000
---------------------------------------- --------------
Miscellaneous*                           25,000
---------------------------------------- --------------
Total*                                   75,000
---------------------------------------- --------------
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES


Robcor Properties, Inc. is a Florida corporation formed on May 6, 2005 to acquire all the interests of Robcor, LLC, a Kentucky limited liability company through a May 2005 exchange of our shares for member interests in Robcor, LLC. Under the exchange agreement, we issued 25,000,000 shares of our common stock to acquire all 100 member interests in Robcor, LLC. The 100 member interests were owned equally by Michael Heitz and his wife. We valued these shares based upon the net equity after debt of properties owned by Robcor LLC at time of purchase. We also valued the shares based upon the time and effort Mr. Heitz had spent to locate and negotiate and close the acquisition of our properties. We also attributed significant additional value to the fact that Mr. Heitz personally guaranteed and thus has personally liability on all our substantial debt related to our properties. Accordingly, we valued the shares at $.001 per share for $25,000 aggregate which we believe is the fair market value of the factors used in valuation cited above.

In May and June, 2005, we sold 410,000 shares of common stock to 41 individuals or entities at a price of $.05 per share. All investors were accredited investors and all were personally known to Mr. Heitz prior to the time of the solicitation. The shares were sold as follows:


Drury, Brian                                               10,000  Principal
                                                                   of entity
Hyson, Fredric                                             10,000
Riggleman, Terry                                           10,000
Moore, Glenn                                               10,000
Mossotti, Jennifer                                         10,000
Todd, Greg                                                 10,000
Aldy, Joseph                                               10,000
Farinas, Antony                                            10,000
Harrop, Janet E.                                           10,000
Haney, Daniel                                              10,000
McKinnon, Ian                                              10,000
Young, Ronald                                              10,000
Shane,Patrick                                              10,000
Brandell, Kim                                              10,000
Bosgraaf, John                                             10,000
Shane, Kerry                                               10,000

Harrop, Jennifer                                           10,000
Riggleman,Juanita                                          10,000
McKinnon, Rebecca                                          10,000
Wilcox, Victoria                                           10,000
                                                                   Golf Club, Inc. owns
                                                                   the shares of
                                                                   Sycamore, Principal
                                                                   of Golf Club, Inc.:
Sycamore Creek Golf Club, Inc.                             10,000  Gary Blake
Shriver, James                                             10,000
Koreski, Stephen                                           10,000
Woodburn, William                                          10,000
Bagley, Loren                                              10,000
Miller & Miller AC                                         10,000  Gordan Miller
Woodridge Plantation                                       10,000  Ted Newberry
Sixties Cafe, Inc.                                         10,000  Ronald Stewart
Bateman, James                                             10,000
Catanese, Tom                                              10,000
Flemington, Bonnie                                         10,000
Bargas, David                                              10,000
Robbins, Emily                                             10,000
Cohen, Sheldon                                             10,000
Lachance, Nicole
                                     10,000
Greatrex, Greg                                             10,000
Mirman, Ilene                                              10,000
Zindman, Lisa                                              10,000
Coleman, Tommy                                             10,000
Nickel, Remi                                               10,000
McKinnon, Michelle                                         10,000


We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) was available because:


      o None of these issuances involved underwriters, underwriting discounts or commissions;
      o     We placed restrictive legends on all certificates issued;
      o     No sales were made by general solicitation or advertising;
      o     Sales were made only to accredited investors
      o All investors had pre-existing relationships with Mr. Heitz, our sole officer and director..



In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

      o     Access to all our books and records.
      o Access to all material contracts and documents relating to our operations.
      o The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 2

          Exchange Agreement
Item 3

      1     Articles of Incorporation of Robcor Properties, Inc.

      2     Bylaws of Robcor Properties, Inc.

      3     Organizational Documents of Subsidiary


Item 4

      1     Form of common stock Certificate of the Robcor Properties, Inc.(1)

Item 5

      1     Legal Opinion of Williams Law Group, P.A.

Item 10

      10.1  IMM building mortgage documents
      10.2  Skilton Paving & Construction building mortgage documents

Item 21

      Organizational Documents of Subsidiary


Item 23


      1     Consent of Malone & Bailey PC*
      2     Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

     *Filed herewith


     All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 The undersigned Registrant hereby undertakes to:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Lexington KY on August 5, 2005.

     Robcor Properties, Inc.


---------------------------------------- ----------------------- -------------------------- --------------------------------
Title                                    Name                    Date                       Signature
---------------------------------------- ----------------------- -------------------------- --------------------------------
Principal Executive Officer              Michael E. Heitz        8/5-05                     /s/ Michael E. Heitz
Principal Financial Officer and
Principal Accounting Officer
---------------------------------------- ----------------------- -------------------------- --------------------------------

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

---------------------------------- ----------------------------- -------------------------------- --------------------------
SIGNATURE                          NAME                          TITLE                            DATE
---------------------------------- ----------------------------- -------------------------------- --------------------------
/s/ Michael E. Heitz               Michael E. Heitz              Director                         8/5-05
---------------------------------- ----------------------------- -------------------------------- --------------------------